     As filed with the Securities and Exchange Commission on April 8, 1999

                                                   Registration No. 333-69973
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------


                                 AMENDMENT NO. 4

                                       TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                     FIRST CAPITAL BANK HOLDING CORPORATION
                 (Name of small business issuer in its charter)

                         ------------------------------

     FLORIDA                          6712                      59-3532208
                                      ----                ----------------------
(State or other          (Primary Standard Industrial         (IRS Employer
jurisdiction of           Classification Code Number)     Identification Number)
incorporation or
organization)            ------------------------------

                             1875A SOUTH 14TH STREET
                         FERNANDINA BEACH, FLORIDA 32034
                                 (904) 321-0400
                          (Address and telephone number
                         of principal executive offices)

                        ---------------------------------

                               MICHAEL G. SANCHEZ
                             1875A SOUTH 14TH STREET
                         FERNANDINA BEACH, FLORIDA 32034
                                 (904) 321-0400
                          (Name, address and telephone
                          number of agent for service)

                        ---------------------------------

                              Copies Requested to:
                            ROBERT C. SCHWARTZ, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                            SUITE 3100, PROMENADE II
                           1230 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309
                                 (404) 815-3758

                        ---------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


==================================================================================================================================
       Title of each class                                   Proposed maximum            Proposed maximum
         of Securities                 Amount to be           offering price               aggregate                Amount of
         to be registered               registered               per unit                 offering price         registration fee*
----------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants(1)      165,000               $        0                   $        0              $         0
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)        165,000               $    10.00                   $1,650,000              $    458.70
----------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                 $1,650,000              $    458.70
==================================================================================================================================

*  All of which has been previously paid.

(1) Represents Common stock Purchase Warrants reserved for issuance to the organizers of the Company
(2) Represents the shares of common Stock which are issuable upon the exercise of the common Stock Purchase Warrants.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 607.0850(1) of the Florida Business Corporation Act ("FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in he preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court. determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

        Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

        Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

        Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section
607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

        The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, Agreement, vote of shareholders or disinterested actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

        Article XI of First Capital Bank Holding Corporation's (the "Company") Articles of Incorporation provide that the Company shall indemnify any director or officer or any former director or officer against any liability arising from any action or suit to the full extent permitted by Florida law as referenced above.

        Article VI of the Company's By-Laws provides that the Company shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any action, suit or proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director, officer, employee or agent of the Company, against reasonable expenses incurred by him in connection with such defense.

        The Company's By-Laws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company unless the court in which the action, suit or proceeding was brought, upon application, determines indemnification is fair and reasonable.

        The Company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the Company's Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the Company.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the sales commissions. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

                SEC Registration Fee...........................................       $    2,780
                NASD Filing Fee................................................       $    1,500
                Blue Sky Fees and Expenses.....................................       $    6,000
                Printing and Engraving Expenses................................       $    5,000
                Legal Fees and Expenses........................................       $   35,000
                Accounting Fees and Expenses...................................       $    3,500
                Advertising....................................................       $    5,500
                Mailing and Distribution.......................................       $      960
                Entertainment..................................................       $    3,500
                Miscellaneous..................................................       $    5,000
                                                                                      ----------

                          Total................................................       $   68,740
                                                                                      ==========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

        Not applicable.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The following exhibits are filed as part of this Registration Statement:


         Exhibit No.                        Description of Exhibit
         -----------                        ----------------------

             3.1                    Amended and Restated Articles of
                                    Incorporation of the Company.(1)

             3.2                    Bylaws of the Company.(1)

             4.1                    Specimen Common Stock Certificate.(1)

             4.2 Escrow Agreement by and between the Company and The Bankers Bank dated December 22,
                                    1998.(1)

             5.1                    Opinion of Smith, Gambrell & Russell,
                                    LLP.(1)


             5.2 Opinion of Smith, Gambrell & Russell, LLP with respect to the Common Stock Purchase
                                    Warrants and the underlying shares of
                                    Common Stock.

            10.1 Real Estate Sales Contract for the proposed site of the Company at 1875A South 14th
                                    Street, Fernandina Beach, Florida, dated
                                    June 16, 1998.(1)

            10.2 Amended and Restated Employment Agreement between the Organizers of the Company and Michael G. Sanchez, dated as of September 1,
                                    1998.(1)

            10.3                    1998 Incentive Stock Option Plan.(1)

            10.4                    Form of Organizer Warrant Certificate.(1)

            23.1                    Consent of Smith, Gambrell & Russell, LLP
                                    (contained in their opinion filed as
                                    Exhibit 5.1 hereto).

            23.2                    Consent of Porter Keadle Moore LLP.(1)

            24 Power of Attorney (included in signature page to this Registration Statement).

            27.1                    Financial Data Schedule (for SEC use
                                    only).(1)


-------------------------------------
(1)         Previously filed.



ITEM 28.  UNDERTAKINGS.

      (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which,
                         individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                            [SIGNATURE PAGE FOLLOWS]

                                   SIGNATURES
         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 4 to be signed on its behalf by the undersigned, in the City of Fernandina Beach, State of Florida on April 7, 1999.

                     FIRST CAPITAL BANK HOLDING CORPORATION



Date:  April 7, 1999                      By: /s/ Michael G. Sanchez
                                          -------------------------------------
                                          Michael G. Sanchez
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

         In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 was signed by the following persons in the capacities and on the dates stated.


               Signature                                Title                                Date
               ---------                                -----                                ----
                 *                                     Director                           April 7, 1999
-------------------------------------
Ron Anderson


                 *                                     Director                           April 7, 1999
-------------------------------------
Christina H. Bryan


                 *                                     Director                           April 7, 1999
-------------------------------------
C. Brett Carter


                 *                                     Chairman of the Board              April 7, 1999
-------------------------------------
Suellen Rodeffer Garner


                 *                                     Director                           April 7, 1999
-------------------------------------
William K. Haley, M.D.

/s/ Lorie L. McCarroll                        Treasurer and Director                      April 7, 1999
-------------------------------------          (Principal Financial and
Lorie L. McCarroll                              Accounting Officer)


                  *                                    Director                           April 7, 1999
-------------------------------------
David F. Miller


                  *                                    Director                           April 7, 1999
-------------------------------------
William J. Mock, Jr.

                  *                                    Director                         April 7, 1999
----------------------------------------
Marlene J. Murphy


                  *                              Secretary and Director                 April 7, 1999
----------------------------------------
Robert L. Peters


                  *                                    Director                         April 7, 1999
----------------------------------------
Lawrence Piper


/s/ Michael G. Sanchez                         President, Chief Executive               April 7, 1999
----------------------------------------         Officer and Director
Michael G. Sanchez


                   *                                   Director                         April 7, 1999
----------------------------------------
Harry R. Trevett


                   *                                   Director                         April 7, 1999
----------------------------------------
Edward E. Wilson


                   *                                   Director                         April 7, 1999
----------------------------------------
Marshall E. Wood



*By: /s/ Michael G. Sanchez
    ------------------------------------
    Michael G. Sanchez
    Attorney-in-Fact

                                  EXHIBIT INDEX

 EXHIBIT
  NUMBER                                DESCRIPTION OF EXHIBIT
---------                 -----------------------------------------------------

3.1                       Amended and Restated Articles of Incorporation of the
                          Company.(1)

3.2                       Bylaws of the Company.(1)

4.1                       Specimen Common Stock Certificate.(1)

4.2                       Escrow Agreement by and between the Company and The
                          Bankers Bank dated December 22, 1998.(1)

5.1                       Opinion of Smith, Gambrell & Russell, LLP.(1)

5.2 Opinion of Smith, Gambrell & Russell, LLP with respect to the Common Stock Purchase Warrants and the underlying shares of Common Stock.

10.1 Real Estate Sales Contract for the proposed site of the Company at 1875A South 14th Street, Fernandina
                          Beach, Florida, dated June 16, 1998.(1)

10.2                      Amended and Restated Employment Agreement between the
                          Organizers of the Company and Michael G. Sanchez, dated as of September 1, 1998.(1)

10.3                      1998 Incentive Stock Option Plan.(1)

10.4                      Form of Organizer Warrant Certificate.(1)

23.1 Consent of Smith, Gambrell & Russell, LLP (contained in their opinion filed as Exhibit 5.1 hereto).

23.2                      Consent of Porter Keadle Moore, LLP.(1)

24 Power of Attorney (included in signature page to this Registration Statement).

27                        Financial Data Schedule (for SEC use only).(1)

(1)    Previously filed.